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                                                                   EXHIBIT 23.1

                    INDEPENDENT PUBLIC ACCOUNTANTS' CONSENT

  As independent public accountants, we hereby consent to the use in this Registration Statement on Form S-1 of Hugoton Royalty Trust and on Form S-3 of Cross Timbers Oil Company (the Company) of our reports dated December 3, 1998 and December 4, 1998, and to the incorporation by reference of our report dated March 18, 1998 included in the Company's Form 10-K for the year ended December 31, 1997, our report dated February 11, 1998 included in the Company's Form 8-K/A Amendment No. 1 dated December 1, 1997 and our report dated April 17, 1998 included in the Company's Form 8-K and Form 8-K/A Amendment No.1 dated April 24, 1998, and to all references to our firm included in this Registration Statement.

ARTHUR ANDERSEN LLP

Fort Worth, Texas
December 4, 1998